UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 22, 2013

Western Digital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3355 Michelson Drive, Suite 100, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 672-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on August 21, 2012, each of the executive officers of Western Digital Corporation (the "Company") is eligible to receive a bonus award under the Company’s Incentive Compensation Plan (the "ICP") in an amount ranging from 0% to 200% of the executive’s target bonus opportunity for the six-month period ended December 28, 2012 based upon the Company’s performance during such period as measured against pre-established earnings per share goals (for Messrs. Milligan and Nickl, the Company’s Chief Executive Officer and Chief Financial Officer, respectively) or operating income goals (for Messrs. Leyden and Cordano, the Company’s other executive officers), and subject to upward or downward adjustment in the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee") depending upon the executive’s individual and business group’s performance.

Effective January 22, 2013, the Compensation Committee determined that the achievement rate of the applicable performance goals for the six-month period ended December 28, 2012 resulted in a payout rate under the ICP equal to 65% of the target bonus for Messrs. Milligan, Nickl and Leyden, and 67.5% of the target bonus for Mr. Cordano. In recognition of the Company’s performance, including relative to its competitors, under difficult market conditions and the achievement of certain key initiatives to improve operating costs and streamline product focus, the Compensation Committee, in addition to the bonus payable as a result of achievement of the ICP performance goals, approved an additional amount payable to each current executive officer as follows: Mr. Milligan - $125,000, Mr. Nickl - $47,813, Mr. Leyden - $96,250, and Mr. Cordano - $82,500.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Digital Corporation

January 25, 2013	By:	/s/ Michael C. Ray

Name: Michael C. Ray
Title: Senior Vice President, General Counsel and Secretary